                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-85283


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 17, 1999)

                         J.P. MORGAN & CO. INCORPORATED
                                 60 WALL STREET
                         NEW YORK, NEW YORK 10260-0060

                                 (212) 483-2323

                                $10,000,000,000

                          MEDIUM-TERM NOTES, SERIES A

J.P. Morgan & Co. Incorporated (the "Company," which may also be referred to as "we" or "us") may at various times offer its Medium-Term Notes, Series A (the "Notes"). A pricing supplement will describe the specific terms of the particular Notes being offered.

The following terms may apply to particular Notes being offered:

- They may be Senior Medium-Term Notes, which are "Senior Debt Securities," as described in the attached prospectus, or Subordinated Medium-Term Notes, which are "Subordinated Debt Securities," as described in the attached prospectus.

- They will mature more than nine months after issuance.

- They may bear interest at a fixed or floating rate (or both). Certain Notes issued at a discount may not bear interest.

- Floating interest rates may be based on any of the following formulas or on other interest rate formulas specified in the applicable pricing supplement:

  - COMMERCIAL PAPER RATE
  - FEDERAL FUNDS RATE
  - LIBOR
  - PRIME RATE
  - TREASURY RATE

Any floating interest rate may be adjusted by adding or subtracting a specified spread or margin or by applying a spread multiplier.

- They may be denominated in foreign or composite currencies, if specified in the applicable pricing supplement.

- They will not be redeemable prior to maturity and will not be subject to a sinking fund, unless otherwise specified in the applicable pricing supplement.

- They may be issued in certificated or book-entry form.

The Notes will not be listed on any securities exchange.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THE NOTES ARE NOT SECURED.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSIONS HAVE APPROVED THESE SECURITIES, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement and the attached prospectus and pricing supplement may be used by affiliates of the Company, including J.P. Morgan Securities Inc. ("J.P. Morgan & Co."), in connection with offers and sales of the Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by these affiliates will be made at prices related to market prices at the time of sale.

We expect to pay agents commissions ranging from 0.125% to 0.750% on the principal amount of the Notes.

J.P. Morgan & Co. has agreed to use its best efforts to sell Notes and may purchase Notes for resale.

This prospectus supplement is dated September 17, 1999.
J.P. MORGAN & CO.
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NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About this Prospectus Supplement; Pricing Supplement........   S-3
Description of the Notes....................................   S-3
Foreign Currency Notes......................................  S-11
Plan of Distribution........................................  S-11
Legal Opinions..............................................  S-12
United States Taxation......................................  S-13
Glossary....................................................  S-17

                            PROSPECTUS
About this Prospectus.......................................     2
Where You Can Find More Information about J.P. Morgan & Co.
  Incorporated..............................................     3
J.P. Morgan & Co. Incorporated..............................     4
Consolidated Ratio of Earnings to Fixed Charges.............     7
Consolidated Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends.................................     7
Use of Proceeds.............................................     8
Description of J.P. Morgan Debt Securities..................     8
Description of Series Preferred Stock.......................    13
Description of Securities Warrants..........................    18
Description of Universal Warrants...........................    18
Description of Capital Stock................................    19
Plan of Distribution........................................    21
Experts.....................................................    22
Legal Opinions..............................................    22

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              ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENT

The Company intends to use this prospectus supplement together with the attached prospectus and a pricing supplement to offer our Medium-Term Notes (the "Notes").

This prospectus supplement describes the terms of the Notes that we may offer. It supplements the description of the Debt Securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will supersede that information in the prospectus.

Each time we issue Notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the Notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any change in how interest is calculated, that is different from this prospectus supplement will supersede the information in this prospectus supplement.

You should read and consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About J.P. Morgan & Co. Incorporated" in the attached prospectus.

                            DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus as the "J.P. Morgan Debt Securities," the "Debt Securities," the "Senior Debt Securities" or the "Subordinated Debt Securities," as applicable) supplements, and replaces if inconsistent, the description of these Debt Securities in the prospectus. Unless otherwise specified in an accompanying pricing supplement (the "Pricing Supplement"), the Notes will have the terms described below, except that references to interest payments do not apply to certain Original Issue Discount Notes. Notes may have different or additional terms that are described in the pricing supplement.

GENERAL

The following summary of certain terms of the Notes is not complete. You should refer to the Indentures under which the Notes will be issued, copies of which are exhibits to the Registration Statement (as defined in the prospectus). Certain terms used in this prospectus supplement are defined in the Glossary beginning on page S-17. Terms used in this prospectus supplement but not defined in this prospectus supplement (including the Glossary) have the meanings assigned in the attached prospectus and/or the applicable indenture.

We may offer unsecured general obligations of J.P. Morgan, which may be senior (the "Senior Notes") or subordinated (the "Subordinated Notes"). The Senior Notes and the Subordinated Notes are together referred to in this prospectus supplement as the "Notes." The Senior Notes will have the same rank in liquidation as all of our other unsecured unsubordinated debt. Payments of principal and interest on Subordinated Notes may only be made when we are current on all payment obligations on our Senior Indebtedness. In addition, under certain circumstances relating to our insolvency or a similar event, the Subordinated Notes will be entitled to payment only after the payment of claims relating to Derivative Obligations. At June 30, 1999, the amount of Senior Indebtedness was approximately $26.7 billion and the amount of Derivative Obligations was immaterial.

The Notes will be issued under either of two indentures:

- an Indenture dated August 15, 1982 with U.S. Bank Trust National Association ("U.S. Bank Trust"), as successor Trustee to Chemical Bank. This Indenture is referred to as the "Senior Indenture."

- an Indenture dated March 1, 1993 with U.S. Bank Trust, as successor Trustee to Citibank, N.A. This Indenture is referred to as the "Subordinated Indenture."

The Senior Notes will be issued under the Senior Indenture and the Subordinated Notes will be issued under the Subordinated Indenture.

Certain restrictions apply to Subordinated Notes:

- payment of the Subordinated Notes may be accelerated only in the event of our bankruptcy or reorganization.

- holders may not accelerate the maturity of the Subordinated Notes if we miss a payment or if we default in the performance of any covenant contained in the Subordinated Indenture. See
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  "Subordinated Debt Securities -- Limited Right of Acceleration" in the
  attached prospectus.

- we cannot convert this debt into any other security unless stated in the pricing supplement.

We will offer the Notes in an aggregate principal amount of up to $10,000,000,000 or its equivalent in foreign or composite currencies, on a continuing basis. This amount may be reduced by any other securities issued under our accompanying prospectus. Each Note will mature on a Business Day not less than nine months from its date of issue, as agreed between the purchaser and us. Unless otherwise specified in the pricing supplement, the Notes will not be subject to redemption or repayment prior to maturity and will not be subject to any sinking fund.

The Notes may bear interest at (1) a fixed rate (a "Fixed Rate Note"), or (2) a floating rate (a "Floating Rate Note"). Interest on Floating Rate Notes will be determined, and adjusted periodically, by reference to an interest rate basis or formula and may be adjusted by a Spread or Spread Multiplier. See "Floating Rate Notes" below.

We may issue Notes at prices less than their stated principal amount. Certain discounted Notes will be considered Original Issue Discount Notes (as defined below under "United States Taxation -- Tax Consequences to U.S. Holders"). Original Issue Discount Notes may or may not bear periodic interest. Unless otherwise specified in the attached pricing supplement, the amount payable to the holder of an Original Issue Discount Note upon an acceleration of its maturity will equal its adjusted issue price (which will be less than the amount payable at maturity). For a discussion of the United States federal income tax consequences relating to Original Issue Discount Notes, see "United States Taxation" below.

Unless otherwise specified in the pricing supplement, the Notes will be denominated in U.S. dollars and payments of principal of and interest on the Notes will be made in U.S. dollars. The authorized denominations of the Notes denominated in U.S. dollars will be in multiples of $1,000 or its equivalent if issued in a foreign currency. The U.S. dollar equivalent of the foreign currency will be determined at the noon dollar-buying rate, New York City time, on the Business Day before the Note is issued. The Federal Reserve Bank of New York publishes this rate, known as the Market Exchange Rate.

We will issue each Note in fully registered form without coupons. We will issue each Note initially in either of two ways:

- book-entry form (a "Book-Entry Note") with a permanent global note registered in the name of the Depository Trust Company ("DTC"), or its nominee, as depositary, or

- certificated form (a "Certificated Note") where each Note is registered in the name of the noteholder.

We will pay interest on the Notes at the office of U.S. Bank Trust, which is the Company's paying agent and note registrar (the "Paying Agent and Note Registrar", also referred to as the "Paying Agent"), currently located at 100 Wall Street, Suite 1600, New York, New York 10005. Unless otherwise stated in the pricing supplement, we will pay interest on Certificated Notes other than interest payable upon maturity, or upon earlier redemption or repayment, by check to the person in whose name the Certificated Note is registered at the close of business on the applicable Record Date before each Interest Payment Date. However, we may pay a holder of $10,000,000 or more in U.S. dollars by wire transfer. We will do this if the noteholder requests a wire transfer from the Paying Agent in writing not less than 15 calendar days prior to the applicable Interest Payment Date. If interest is due because of an early redemption or repayment of principal, we will pay the interest to the person to whom we owe the principal. At maturity, or upon earlier redemption or repayment, we will make payments of principal and interest only when the Certificated Note is presented to the Paying Agent.

PAYMENT CURRENCY

Some Notes may allow a noteholder to request that payments of interest and principal on a foreign currency denominated Note be made in U.S. dollars. Conversion of foreign currency into U.S. dollars on such Notes will be calculated as follows: the exchange rate will be the highest bid quotation at approximately 11:00 a.m., New York City time, two Business Days prior to the applicable payment date. The exchange rate agent named in the pricing supplement (the "Exchange Rate Agent") will set the rate. Three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) will provide quotes for the purchase of the foreign currency for U.S. dollars as of the payment date. If no bid quotations are available, payments will be made in the
                                       S-4
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foreign currency. The noteholder will pay all currency exchange costs.

If any Note is payable in a currency other than U.S. dollars and the currency is not available due to exchange controls imposed or other circumstances beyond our control or is no longer used by the government of the country issuing such currency, then we will make payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment. If a foreign currency (the "National Currency Unit") is converted into, or is substituted with another currency (the "New Currency"), the New Currency will be used to make payments at the conversion rate prescribed by applicable law at the time. If substitution or conversion occurs, we will make payment either in the National Currency Unit or in the New Currency at the conversion rate prescribed by applicable law at the time if such option is allowed under the relevant laws.

INTEREST AND INTEREST RATES

Each Note will earn interest from and including its date of issue. The pricing supplement will designate whether a particular Note is a Fixed Rate Note or a Floating Rate Note.

The interest rate on the Notes will not be higher than the maximum rate permitted by applicable law. This limit does not apply to Notes in a principal amount of $2,500,000 or more.

Interest payments on a Note will generally begin on the first Interest Payment Date following its date of issue. However, if a Note is issued on or after the Record Date for the first Interest Payment Date, interest will first be paid on the second Interest Payment Date following the Note's issue.

If the maturity date of a Note falls on a day that is not a Business Day (or London Business Day for LIBOR Notes), payment of principal, premium, if any, and interest that is due on the maturity date for that Note will be paid on the next Business Day (or London Business Day, as the case may be). A Note will not earn any additional interest beyond its stated maturity.

FIXED RATE NOTES

Fixed Rate Notes will bear interest at a fixed rate of interest per year (which may be zero). The annual rate of interest payable on a Fixed Rate Note may be different for each interest period. The Interest Payment Dates will ordinarily be on March 15 and September 15 of each year and the regular Record Dates will ordinarily be on March 1 and September 1 of each year. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If an Interest Payment Date for a Fixed Rate Note is not a Business Day, payment of the interest due on that day may be made on the next succeeding Business Day. No additional interest will be due as a result of any such delay.

FLOATING RATE NOTES

Interest on Floating Rate Notes will be calculated with reference to an index. The index may be:

- Commercial Paper Rate (a "Commercial Paper Rate Note");

- Federal Funds Rate (a "Federal Funds Rate Note");

- LIBOR (a "LIBOR Note");

- Treasury Rate (a "Treasury Rate Note");

- Prime Rate (a "Prime Rate Note"); or

- another interest rate basis.

The rate of interest from the date of issuance to the first Reset Date on Floating Rate Notes will be the Initial Interest Rate. The rate of interest will then be reset daily, weekly, monthly, quarterly, semi-annually or annually.

Each interest payment on any Floating Rate Note will include interest accumulated from and including the date of issue or the last date to which interest has been paid to but excluding the applicable Interest Payment Date or the date of maturity.

Interest earned on a Floating Rate Note will be calculated by multiplying the principal amount of the Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by:

- the actual number of days in the year, in the case of Treasury Rate Notes, or

- 360, in the case of all other Floating Rate Notes.

The pricing supplement will specify a calculation agent (the "Calculation Agent") for each Floating Rate Note. The Calculation Agent will determine the interest rate for each Note.

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The interest rate on a Floating Rate Note in effect on any day will be:

- if the day is a Reset Date, the interest rate for the Interest Determination Date relating to that Reset Date or

- if the day is not a Reset Date, the interest rate for the Interest Determination Date relating to the preceding Reset Date.

The interest rate is subject to adjustment by any Spread or a Spread Multiplier and to any Maximum Interest Rate or Minimum Interest Rate. However, the interest rate in effect for the ten calendar days before the maturity date will be that in effect on the tenth calendar day prior to the date of maturity.

If an Interest Payment Date is not a Business Day, then interest will be paid on the following Business Day. In the case of a LIBOR Note, if an Interest Payment Date is not a London Business Day, then interest will be paid on the following London Business Day; if the following London Business Day is in the following calendar month, then the Interest Payment Date will be the preceding London Business Day. The Notes will earn interest through the revised Interest Payment Date.

All percentages and decimals resulting from any calculation of interest on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a point rounded upwards. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) will be rounded to 9.87654%
(or .0987654). All dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

COMMERCIAL PAPER RATE NOTES

Commercial Paper Rate Notes will earn interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) stated in the applicable pricing supplement.

The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity specified in the pricing supplement, as published in H.15 (519), by 9:00 a.m., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "Commercial Paper -- Nonfinancial."

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

- the Commercial Paper Rate will be the Money Market Yield of the rate on the Interest Determination Date for commercial paper having the Index Maturity specified in the pricing supplement, as published in H.15 Daily Update under the heading "Commercial Paper -- Nonfinancial."

- if the rate is not published in H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of commercial paper in New York City by 11:00 a.m., New York City time, on that Interest Determination Date, for commercial paper having the Index Maturity specified in the pricing supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization. The Calculation Agent will select the three dealers referred to above.

- if fewer than three dealers selected by the Calculation Agent are quoting as mentioned above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on that Interest Determination Date.

FEDERAL FUNDS RATE NOTES

A Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if
any) specified in the applicable pricing supplement.

The "Federal Funds Rate" for any Interest Determination Date is the rate on that date for Federal Funds as published in H.15 (519) by 9:00 a.m., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "Federal Funds (Effective Rate)."

The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

- the Federal Funds Rate will be the rate on the Interest Determination Date, as published in
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  H.15 Daily Update under the heading "Federal Funds/(Effective Rate)."

- if the rate is not published in H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight Federal Funds arranged by each of three leading dealers of Federal Funds transactions in New York City. The Calculation Agent will select and obtain quotes from the three leading dealers in Federal Funds transactions by 9:00 a.m., New York City time, on that Interest Determination Date.

- if the dealers selected are not quoting, the Federal Funds Rate will be the Federal Funds Rate in effect on that Interest Determination Date.

LIBOR NOTES

A LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the pricing supplement.

The Calculation Agent will determine LIBOR as follows on each Interest Determination Date:

- if "LIBOR Telerate" -- LIBOR will be the rate for deposits in the Index Currency at the Index Maturity specified beginning on the second London Business Day immediately following the applicable Interest Determination Date, as such rate appears on the Designated LIBOR Page as of 11:00 a.m. London time, on that Interest Determination Date.

- if "LIBOR Reuters" -- LIBOR will be the average of the offered rates for deposits in the Index Currency having the Index Maturity stated in the pricing supplement, beginning on the second London Business Day immediately following the applicable Interest Determination Date, as such rates appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page. If the Designated LIBOR Page by its terms provides for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

- if less than the required number of rates appear (LIBOR Reuters) or no rate appears (LIBOR Telerate) on the Designated LIBOR Page, the Calculation Agent will determine LIBOR on the basis of the rates on deposits, in the Index Currency at the Index Maturity specified, in a principal amount that is representative of a single transaction in that market. The rates will be the offered rates at approximately 11:00 a.m., London time, to prime banks in the London interbank market on the Interest Determination Date beginning on the second London Business Day immediately following the Interest Determination Date. The Calculation Agent will select four major reference banks in the London interbank market and request the principal London office of each to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

- if fewer than two quotations are provided by the selected banks in the London interbank market, LIBOR will be the average of the rates quoted by three major banks in the principal financial center of the Index Currency at approximately 11:00 a.m., New York City time, on the Interest Determination Date for loans to leading European banks in the Index Currency having the Index Maturity designated in the pricing supplement beginning on the second London Business Day immediately following and in a principal amount that is representative for a single transaction in that market at that time. The Calculation Agent will select the three banks referred to above.

- if the three banks selected are not quoting as mentioned above, LIBOR will be LIBOR in effect on the Interest Determination Date.

TREASURY RATE NOTES

Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the applicable pricing supplement.

The "Treasury Rate" for any Treasury Rate Interest Determination Date, will be the rate for the most recent auction of direct obligations of the United States ("Treasury Bills") at the Index Maturity designated in the pricing supplement as such rate appears on either the display designated as Page 56 or the display designated as Page 57 on Telerate under the heading "AVGE INVEST YIELD."

The following procedures will be followed if the rate cannot be determined as described above:

- the Calculation Agent will determine the Treasury Rate to be the auction average rate as otherwise announced by the United States Department of Treasury.

- if the result of the most recent auction of Treasury bills at the Index Maturity specified are not published or announced as described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held in a particular week, then the Calculation Agent will determine the Treasury Rate to be the yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates, by approximately 3:30 p.m., New York City time, on the Interest Determination Date of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the pricing supplement.

- if the three dealers selected are not quoting as mentioned above, the Treasury Rate will be the Treasury Rate in effect on that Interest Determination Date.

PRIME RATE NOTES

A Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and Spread or Spread Multiplier, if any) specified in the pricing supplement.

The "Prime Rate" for any Interest Determination Date is the prime rate on that date, as published in H.15 (519) by 9:00 a.m., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the heading "Bank Prime Loan."

Below are the procedures that will be followed if the rate cannot be set as described above:

- the Prime Rate will be the rate for the Interest Determination Date published prior to 3:00 p.m., New York City time, on the Calculation Date, in H.15 Daily Update opposite the caption "Bank Prime Loan."

- if no such rate appears in H.15 Daily Update, the Calculation Agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

- if fewer than four rates appear on the Reuters Screen USPRIME 1 Page on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by at least two of the three major money center banks in New York City selected by the Calculation Agent.

- if fewer than two banks selected by the Calculation Agent are quoting as mentioned above, the Prime Rate will be the average of the prime rates in New York City quoted by substitute banks or trust companies selected by the Calculation Agent. The substitute banks or trust companies must be organized and doing business under the laws of the United States and must have a total equity capital of at least U.S. $500 million and be subject to supervision or examination by federal or state authority.

- if the substitute banks or trust companies are not quoting, the Prime Rate will be the Prime Rate in effect on the Interest Determination Date.

INDEXED NOTES

A pricing supplement may indicate that amounts payable under the Indexed Notes (the "Indexed Notes") will be determined by reference to one of the following:

- currencies;

- currency units or composite currencies;

- commodity prices;

- financial or non-financial indices;

- securities;

- baskets of securities;

- indices;

- baskets of indices;

- interest rates;

- interest rate swap rates; or

- other instruments or factors.

If you hold Indexed Notes, you may receive a principal amount at maturity that is greater than or less than the face amount of such Indexed Notes, or an interest rate that is greater than or less than the stated interest rate on the Indexed Notes, or both. These differences depend upon the structure of the Indexed Note and fluctuation of
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the relative value at maturity or at the relevant Interest Payment Date, as the case may be, of the specified indexed item.

EXTENSION OF MATURITY

Certain Notes (other than an Amortizing Note) may give us the option to extend their maturity date for a specified period or periods (each an "Extension Period") up to but not beyond a specified date (the "Final Maturity Date"). If a Note provides such an option (an "Extendible Note"), the following procedures will apply.

We will notify the Trustee and the Paying Agent that we intend to extend the maturity date, in writing, 45 to 60 days before the maturity date originally in effect (the "Original Maturity Date") or, if the maturity date has already been extended, prior to the maturity date then in effect (an "Extended Maturity Date"). No later than 38 days before the Original Maturity Date or an Extended Maturity Date, as the case may be, the Paying Agent will mail you a notice (the "Extension Notice") by first class mail, postage prepaid, detailing:

- our election to extend the maturity of such Note;

- the new Extended Maturity Date;

- the interest rate applicable to the Extension Period (which, in the case of a Floating Rate Note, will be calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any); and

- how you may redeem the Notes during the Extension Period, if applicable. You will be told the date or dates, the period or periods, and the price or prices at which you may require us to repay the Notes during the Extension Period. Once the Paying Agent mails the Extension Notice the maturity date will be extended automatically. The Note will have the same terms it had prior to the mailing of such Extension Notice, except as modified by the Extension Notice and as described in the next paragraph.

We reserve the right to change the interest rate provided for in the Extension Notice and establish a higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period. If we change the interest rate we will notify you of the change at least twenty days prior to the maturity date then in effect for an Extendible Note, by first class mail, postage prepaid.

If we extend the maturity of an Extendible Note, you will have the option to require us to repay such Note on the maturity date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be repaid on such maturity date, you must follow the procedures set forth below under "Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent will be 25 to 35 days prior to the maturity date then in effect. A Holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 p.m., New York City time, on the twentieth calendar day prior to the maturity date then in effect (or if such day is not a Business Day, until 3:00 p.m., New York City time, on the immediately succeeding Business Day).

AMORTIZING NOTES

Amortizing notes are Fixed Rate Notes for which payments combining principal and interest are made in installments over the life of each Note ("Amortizing Notes"). Interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. Information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table showing the repayment information in respect of each Amortizing Note will be included in the applicable pricing supplement.

REDEMPTION

We will not generally have the right to redeem Notes prior to maturity. However, a pricing supplement may state the date or dates on which early redemption is permitted as well as the price at which the Notes may be redeemed. We will notify you within 30 to 60 days prior to the redemption date. If less than all of the Notes are to be redeemed, the Note Registrar shall select Notes to be redeemed by a fair and appropriate method.

REPAYMENT AND REPURCHASE

Although Notes will not generally be repayable at the option of the Holder prior to maturity, we may allow you to have certain Notes repaid prior to their maturity at prices and dates specified in the pricing supplement.

If so, you must send the Paying Agent 30 to 45 days prior to the repayment date
(1) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (2) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America. The telegram, telex, facsimile transmission or letter, should include (1) the name of the Holder of the Note, (2) the principal amount of the Note, (3) the principal amount of the Note to be repaid, (4) the certificate number or a description of the tenor and terms of the Note, (5) a statement that the option to elect repayment is being exercised thereby and (6) a guarantee that the Notes to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless otherwise specified in the applicable pricing supplement, your exercise of the repayment option shall be irrevocable. You may exercise the repayment option for less than the entire principal amount of the Notes provided that the remaining principal amount of the Notes is an authorized denomination.

If you have Book-Entry Notes you will have to instruct the broker or other participant through which you hold Notes to exercise a right to repayment. You should consult with your broker or other participant to find out what procedures you must follow.

The Company may at any time purchase Notes at any price in the open market or otherwise. Those Notes may be held or resold or, at our discretion, may be surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

Upon issuance, all Book-Entry Notes will be represented by two Global Securities (as defined in the prospectus) in the form of master securities evidencing Senior Debt Securities and Subordinated Debt Securities, respectively (the "Master Securities"). The Master Securities representing Book-Entry Notes will be deposited with, or on behalf of, DTC, as Depositary (the "Depositary"), and registered in the name of a nominee of the Depositary.

Book-Entry Notes will not be exchangeable for Certificated Notes, except that if the Depositary is unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Master Security or Master Securities representing Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have Book-Entry Notes represented by Master Securities, and, in such event, will issue Certificated Notes in exchange for all Master Securities representing such Book-Entry Notes.

Beneficial interests in a Book-Entry Note will be shown on, and transfers of those interests will be made only through records maintained by DTC or its participants. Except under limited circumstances, Book-Entry Notes will not be issued as a Certificated Note. We will make payments of principal and interest on Book-Entry Notes to DTC or its nominee. We will make payments to beneficial owners of interests in Book-Entry Notes through DTC and its participants.

The Depositary has advised the Company and the Agents as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with The Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organization. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to The Depositary and its Participants are on file with the Securities and Exchange Commission. See "Description of J.P. Morgan Debt Securities" in the prospectus.

                             FOREIGN CURRENCY NOTES

EXCHANGE RATES AND EXCHANGE CONTROLS

There are significant risks to investing in Notes which are denominated or derive their value from a currency other than U.S. dollars. Such risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility that either the U.S. or a foreign government will impose or modify exchange controls. Such risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Historical fluctuations in any particular exchange rate do not necessarily indicate how a rate will fluctuate during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

THERE ARE OTHER RISKS INVOLVED WITH NOTES ISSUED IN A FOREIGN OR COMPOSITE CURRENCY THAT CANNOT BE ENTIRELY DESCRIBED IN ANY ONE DOCUMENT. WE DO NOT ASSUME ANY RESPONSIBILITY IN REGARDS TO THESE RISKS AT THIS TIME OR IN THE FUTURE. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND OR LEGAL ADVISORS AND BE FULLY INFORMED BEFORE YOU MAKE ANY INVESTMENT.

The sale of these Notes and the information included in this prospectus supplement is intended for United States residents only. We disclaim any responsibility to advise prospective purchasers who are not residents of the United States of any matters that may affect the purchase, holding or receipt of payments on the Notes. Such persons should consult their own counsel with regard to such matters.

Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency at the time of payment of a Note. Even if there are no actual exchange controls, it is possible that the particular foreign currency would not be available when payments on such note are due. In that event, we will make the required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date. See "Description of the Notes-Payment Currency."

GOVERNING LAW AND JUDGMENTS

The Notes will be governed and will be construed in accordance with New York State law. In the event an action was brought to court in the United States for Notes denominated in a currency other than U.S. dollars, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. If an action is brought to court in New York, however, for Notes denominated in a currency other than U.S. dollars, a New York court should render or enter a judgment or decree in the specified currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

                              PLAN OF DISTRIBUTION

We may sell the Notes:

- through agents;

- through underwriters or dealers; or

- directly to purchasers.

THROUGH AGENTS

We may sell the Notes on a continuing basis through J.P. Morgan & Co. (the "Agent"). The Agent will use reasonable efforts when requested by us to solicit purchases of the Notes. We will pay the Agent a commission to be negotiated at the time of sale. Unless otherwise specified in the attached pricing supplement, the commission may range from .125% to .750% of the principal amount of each Note sold through the Agent, depending on its stated maturity. The Company may also sell Notes through one or more additional agents on substantially the same terms as those sold to or through the Agent.

THROUGH UNDERWRITERS

We may also sell Notes to any agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

The agents may sell any Notes they have purchased as principal to any dealer at a discount. Unless indicated in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by the Agent from the Company. The Notes may be resold by the Agent to investors and other purchasers form time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or the Notes may be resold to certain dealers as described above. After the initial public offering of any Notes, the public offering price and discount may be changed.

DIRECT SALES

We may sell Notes directly to investors, without involving any agent or underwriter. In this case, we would not be obligated to pay any commission or discount in connection with the sale.

GENERAL INFORMATION

The name of any agents or other persons to which we sell any Notes, as well as any commissions or discounts payable to those agents or other persons will be indicated in the applicable pricing supplement.

We will have the sole right to accept offers to purchase Notes and may, in our absolute discretion, reject any proposed purchase of Notes in whole or in part. Each agent will have the right, in its reasonable discretion, to reject in whole or in part any proposed purchase of Notes through it.

Any agent, underwriter or dealer that participates in the offering of the Notes may be deemed an "underwriter" as defined in the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify each agent and certain other persons against certain liabilities, including liabilities under the Act.

The Company may also accept (but not solicit) offers to purchase Notes through additional agents on substantially the same terms and conditions (including commissions) as would apply to purchases by agents under the Master Agency Agreement.

The Notes will not be listed on any securities exchange. The agents have advised the Company that they may from time to time purchase and sell the Notes in the secondary market. However, no agent is obligated to do so and any agent may discontinue making a market in the Notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the Notes.

The agents through which we may sell Notes, may engage in transactions with us and perform services for us in the ordinary course of business.

J.P. Morgan & Co. is a wholly owned subsidiary of the Company. The offer and sale of any Notes by J.P. Morgan & Co. will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding a member firm's underwriting securities of an affiliate. As required by Rule 2720, any such offer and sale will not be made to any discretionary account without the prior approval of the customer. See "Plan of Distribution" in the applicable prospectus.

In connection with certain offerings of the Notes, the agents may engage in overallotment, stabilizing transactions, or syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position of the agents. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. Those activities, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

The validity of the Notes will be passed upon for the Company by Gene A. Capello, Vice President and Assistant General Counsel of the Company and for the Agent by Cravath, Swaine & Moore, Worldwide Plaza, New York, New York.

                             UNITED STATES TAXATION

GENERAL

This section summarizes the material U.S. tax consequences to holders of Notes. It represents the opinion of Gene A. Capello, Vice President and Assistant General Counsel of the Company. However, the discussion is limited in certain ways and as such:

- it only covers holders that buy the Notes in the initial offering.

- it only covers holders that hold the Notes as capital assets (that is, for investment purposes), and that do not have a special tax status.

- it only covers the general tax consequences to holders of Notes. It does not cover tax consequences that depend upon the individual tax circumstances of holders.

- it is based on current law. Changes in the law may change the tax treatment of the Notes.

- it does not cover state, local or foreign law.

- it does not cover every type of Note that might be issued. If we intend to issue a Note of a type not described in this summary, additional tax information will be provided in the Pricing Supplement for that Note.

- it does not apply to holders owning 10% or more of the voting stock of the Company, or corporate holders that are "controlled foreign corporations" with respect to the Company.

If you are considering buying Notes, you should consult your tax advisors about the tax consequences of holding the Notes in your particular situation. The tax consequences depend upon whether a holder is a "U.S. Holder" or a "Non-U.S. Holder."

A "U.S. Holder" is:

- an individual U.S. citizen or resident;

- a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

- an estate or trust whose worldwide income is subject to U.S. federal income tax.

A "Non-U.S. Holder" is:

- an individual that is a nonresident alien;

- a corporation organized or created under non-U.S. law; or

- an estate or trust that is not taxable in the U.S. on its worldwide income.

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Notes should consult their tax advisors.

TAX CONSEQUENCES TO U.S. HOLDERS

INTEREST

The tax treatment of interest paid on the Notes depends upon whether the interest is "Qualified Stated Interest."

"Qualified Stated Interest" is any interest that meets all the following conditions:

- it is payable at least once each year;

- it is payable over the entire term of the Note;

- it is payable at a single fixed rate or under a single formula; and

- the Note has a maturity of more than one year from its issue date.

If any interest on a Note is Qualified Stated Interest, then

- if you are a cash method taxpayer (including most individual holders), you must report that interest in your income when it is received by you, or

- if you are an accrual method taxpayer, you must report that interest in your income as it accrues.

If any interest on a Note is not Qualified Stated Interest, it is subject to the rules for Original Issue Discount ("OID") described below.

DETERMINING AMOUNT OF OID

Notes that have OID are subject to additional tax rules. The amount of OID, if any, on a Note is determined as follows:

- OID on a Note is defined as the "stated redemption price at maturity" of the Note minus the "issue price" of the Note. If this amount is negative, there is no OID.

- the "stated redemption price at maturity" of a Note is the total amount of all principal and interest payments to be made on the Note, other than Qualified Stated Interest. In a typical case where all interest is Qualified Stated Interest, the stated redemption price at maturity is the same as the principal amount.

- the "issue price" of a Note is the first price at which a substantial amount of the Notes are sold to the public.

- under a special rule, any OID determined under the general formula is disregarded (and not treated as OID) if it is very small. This rule applies if the amount of OID is less than the following items multiplied together: (a) .25% (1/4 of 1%), (b) the number of full years from the issue date of the Note to the final maturity date of the Note, and (c) the stated redemption price at maturity. This OID is disregarded and is called "de minimis OID".

ACCRUAL OF OID INTO INCOME

If a Note has OID, the following consequences arise:

- a holder must report the total amount of OID as ordinary income over the life of the Note.

- all holders of Notes, even those on the cash method of accounting, are required to report OID income as the OID accrues on the Notes. This means that holders are required to report OID income, and in some cases pay tax on that income before they receive the cash that corresponds to that income.

- OID accrues on a Note on a "constant yield" method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a Note, combined with the inclusion into income of any Qualified Stated Interest on the Note, will result in the holder being taxed at approximately a constant percentage of the unrecovered investment in the Note.

- the accruals of OID on a Note will generally be less in the early years and more in the later years.

- if any of the interest paid on the Note is not Qualified Stated Interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to the holder.

- your tax basis in the Note is initially your cost. It increases by any OID (not including Qualified Stated Interest) you report as income. It decreases by any principal payments you receive on the Note, and by any interest payments you receive that are not Qualified Stated Interest.

NOTES SUBJECT TO ADDITIONAL TAX RULES

Additional or different tax rules apply to several types of Notes that we may issue.

Short-Term Notes

We may issue Notes with a maturity of one year or less. These are referred to as "short-term Notes."

- no interest on these Notes is Qualified Stated Interest. Otherwise, the amount of OID is calculated in the same manner as described above.

- accrual method taxpayers and certain others, such as banks and securities dealers, must report OID income as it accrues.

- if you are a cash method taxpayer, you do not report OID income until you actually receive payments on the Note. Alternatively, you can elect to report OID as it accrues.

- two special rules apply if you are a cash method taxpayer and you do not elect to report OID as it accrues. First, if you sell the Note or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID at the time of the sale that you have not yet taken into income. Second, if you took out a loan to buy the Note, then while you hold the Note you cannot deduct any interest on the loan that corresponds to accrued OID until you report the OID as income.

Floating Rate Notes

Floating Rate Notes are subject to special OID rules.

- if the interest rate is based on a single fixed formula based on objective financial information (which may include a fixed interest rate for the initial period), all the interest will be Qualified Stated Interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the Note's initial floating rate into a fixed rate and by applying the general OID rules described above.

- if the Note has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. You should consult your tax advisor concerning the OID accruals on such a Note.

Foreign Currency Notes

A "Foreign Currency Note" is a Note denominated in a currency other than U.S. dollars. Special tax rules apply to these Notes:

- if you are a cash method taxpayer, you will be taxed on the U.S. dollar value of any foreign currency you receive as interest. The dollar value will be determined as of the date when you receive the payments.

- if you are an accrual method taxpayer, you must report interest income as it accrues. You can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). In this case, you will make an adjustment upon receipt of the foreign currency to reflect actual exchange rates at that time. Certain alternative elections may also be available.

- any OID on Foreign Currency Notes will be determined in the relevant foreign currency. All holders must accrue OID in the same manner that an accrual basis holder accrues interest income.

- your initial tax basis in a Foreign Currency Note is the amount of U.S. dollars you pay for the Note (or, if you pay in foreign currency, the value of that foreign currency on the purchase date). Adjustments are made to reflect OID and other items as described above.

- if you collect foreign currency upon the maturity of the Note, or if you sell the Note for foreign currency, your gain or loss will be based on the U.S. dollar value of the foreign currency you receive. For a publicly traded Foreign Currency Note, this value is determined for cash basis taxpayers on the settlement date for the sale of the Note, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date). You will then have a tax basis in the foreign currency equal to the value reported on the sale.

- any gain or loss on the sale or retirement of a Note will be ordinary income or loss to the extent it arises from currency fluctuations between your purchase date and sale date. Any gain or loss on the sale of foreign currency will also be ordinary income or loss.

OTHER CATEGORIES OF NOTES

Additional rules may apply to certain other categories of Notes. The Pricing Supplement for these Notes may describe these rules. In addition, you should consult your tax advisor in these situations. These categories of Notes include:

- Notes with contingent payments;

- Notes that can be put to the Company by the holder before their maturity;

- Notes that are callable by the Company before their maturity, other than typical calls at a premium;

- Indexed Notes with an index tied to currencies; and

- Notes that are extendable at the option of the Company.

PREMIUM AND DISCOUNT

Additional special rules apply in the following situations involving discount or premium:

- if you buy a Note for more than its stated redemption price at maturity, the excess amount you pay will be "bond premium". You can use this amount to reduce your taxable interest income over the life of the Note.

- similarly, if a Note has OID and you buy it for more than the issue price, the excess (up to the total amount of OID) is called "acquisition premium". The amount of OID you are required to include in income will be reduced by this amount over the life of the Note.

- if you buy a Note for less than the issue price, special rules concerning "market discount" may apply.

Appropriate adjustments to tax basis are made in these situations. Holders in these situations should consult their tax advisors.

ACCRUAL ELECTION

A holder of a Note can elect to be taxed on the income from the Note in a different manner than described above. Under the election:

- no interest is Qualified Stated Interest.

- the holder includes amounts in income as it economically accrues to the holder on the Note. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount, and premium.

- the holder's tax basis is increased by all accruals of income and decreased by all payments received on the Note.

SALE OR RETIREMENT OF NOTES

On a sale or retirement of a Note:

- a holder will have taxable gain or loss equal to the difference between the tax basis of the Note and the amount received on the sale or retirement.

- any gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if the Note was held for more than one year.

- if (a) you purchased the Note with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the Note upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.

- if you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

- all or part of any gain may be ordinary income rather than capital gain in certain cases. These cases include sales of short-term Notes, Notes with market discount, Notes with contingent payments, or Foreign Currency Notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Under the tax rules concerning information reporting to the IRS:

- we are required to provide information to the IRS concerning interest, OID and retirement proceeds we pay to you on Notes held by you, unless an exemption applies.

- similarly, unless an exemption applies, you are required to provide us with a correct Taxpayer Identification Number for our use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

- if you are subject to these requirements, but do not comply, we are required to withhold 31% of all amounts payable to you on the Notes (including principal payments). If we do withhold payments, you may use the withheld amount as a credit against your federal income tax liability.

- all U.S. Holders that are individuals, partnerships and trusts are subject to these requirements. Certain U.S. Holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

Withholding Taxes

Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes. However, in order for the exemption from withholding taxes to apply, you must meet the following requirements:

- if the Notes are registered Notes, you, as the beneficial owner of a Note must provide a statement to the effect that you are not a U.S. Holder. This statement is generally made on IRS Form W-8. You should consult your tax advisor about the specific method to satisfy this requirement. The procedures for satisfying this requirement will change on January 1, 2001.

- you must not be a bank that is making a loan in the ordinary course of its business.

Even if you comply with these conditions, withholding tax might arise if the amount of interest payable on a Note is based on the earnings of the Company. If this exception applies, additional information will be provided in the Pricing Supplement.

Sale or Retirement of Notes

If you sell a Note or it is redeemed, you will not be subject to federal income tax on any gain unless either of the following applies:

- the gain is connected with a trade or business that you conduct in the U.S.;
  or

- you are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the Note, and certain other conditions are satisfied.

U.S. Trade or Business

If you hold a Note in connection with a trade or business that you are conducting in the U.S.:

- any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. Holder.

- any interest and gain will be exempt from U.S. withholding tax as discussed above as long as you submit to us a proper form, generally IRS Form 4224, that includes certain required information. You should consult your tax advisor about how to satisfy this requirement. The procedures for satisfying this requirement will change on January 1, 2001.

- if you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual Non-U.S. Holder, the Note will not be subject to U.S. estate tax when you die. However, this rule only applies if, at the time of your death, payments on the Note would not have been connected to a trade or business that you were conducting in the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. rules concerning information reporting and backup withholding are described above. You automatically avoid these requirements when you provide the tax certifications needed to avoid withholding tax on interest, as described above (unless the Company or an intermediate entity knows that the certification is false). See "Withholding Taxes" above.

Similarly, if you dispose of a Note through a broker and you are not exempt from the information reporting requirements:

- if you provide appropriate certification of your non-U.S. status to the broker, you will not be subject to information reporting or backup withholding.

- if you do not provide such certification, and you use the U.S. office of a broker, you may be subject to information reporting and backup withholding.

- if you do not provide such certification, and you use the non-U.S. office of a broker, you will not be subject to backup withholding. However, you may be subject to information reporting depending upon whether the broker has certain connections to the U.S.

You should consult your tax advisor about the tax rules concerning information reporting requirements and backup withholding.

                                    GLOSSARY

Terms used in this prospectus supplement and not defined in the attached prospectus are defined below.

"Business Day" -- any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in New York City, or the Principal Financial Center in the case of foreign-denominated Notes, generally are authorized or required by law or executive order to close.

If the currency of a foreign-denominated Note is the Euro, Business Day shall be a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is open. If a Euro currency denominated Note is also a LIBOR Note, Business Day shall also be a London Business Day.

"Calculation Agent" -- the agent appointed by the Company to calculate interest rates for Floating Rate Notes. Normally this will be Morgan Guaranty Trust Company of New York.

"Calculation Date" -- with respect to any Interest Determination Date, the date on which the Calculation Agent is to calculate an interest rate for a Floating Rate Note. Unless otherwise specified in the applicable pricing supplement, the Calculation Date will be the earlier of: (a) ten (10) calendar days after that Interest Determination Date or, if that day is not a Business Day, the next succeeding Business Day or (b) the Business Day preceding the applicable Interest Payment Date or date of maturity (or the date of redemption or repayment, if any) of that Note, as the case may be.

"Derivative Obligations" -- obligations of J.P. Morgan to make payments on claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Derivative Obligations do not include claims in respect of Senior Indebtedness or obligations which, by their terms, are expressly stated not to be superior in right of payment to the Subordinated Debt Securities or to rank pari passu with the Subordinated Debt Securities.

"Designated LIBOR Page" -- (a) if "LIBOR Reuters" is designated in the pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the pricing supplement, the display on the Bridge Telerate Inc. Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate had been specified.

"H.15 (519)" -- the publication entitled "Statistical Release H.15 (519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

"H.15 Daily Update" -- the daily update of H.15 (519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

"Index Currency" -- the currency (including composite currencies) specified in the pricing supplement as the currency for which LIBOR shall be calculated. If no currency is specified, the Index Currency will be U.S. dollars.

"Index Maturity" -- the period of time designated as the representative maturity of the certificates of deposit, the commercial paper, the Index Currency or the Treasury bills, respectively, by reference to transactions in which the Commercial Paper Rate, LIBOR and the Treasury Rate, respectively, are to be calculated, as set forth in the pricing supplement.

"Initial Interest Rate" -- the rate at which a Floating Rate Note will bear interest for the first interest period.

"Interest Determination Date" -- the date as of which the interest rate for a Floating Rate Note is to be determined, to be effective for the following Reset Date and calculated on the related Calculation Date. Generally:

- the Interest Determination Date pertaining to a Reset Date for a Commercial Paper Rate Note, Federal Funds Rate Note or Prime Rate Note will be the second Business Day preceding that Reset Date;

- the Interest Determination Date pertaining to a Reset date for a LIBOR Note will be the second London Business Day preceding that Reset Date; and

- the Interest Determination Date pertaining to a Reset Date for a Treasury Rate Note will be the day of the week during which that Reset Date falls on which Treasury bills of the Index Maturity designated in the pricing supplement are auctioned. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday or may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Reset Date occurring in the following week.

"Interest Payment Date" -- the date on which interest is paid except for the maturity date.

"London Business Day" -- a Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

"Maximum Interest Rate" -- a maximum numerical interest rate limitation, or ceiling, on the rate at which interest may accrue on a Floating Rate Note during any interest period.

"Minimum Interest Rate" -- a minimum numerical interest rate limitation, or floor, on the rate at which interest may accrue on a Floating Rate Note during any interest period.

"Money Market Yield" -- a yield calculated in accordance with the following formula:

Money Market Yield =   D X 360  X 100
                          360-(D x M)

where "D" refers to the annual rate for commercial paper, quoted on bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

"Paying Agent" -- the agent appointed by us to make payments of principal, premium, if any, and interest on the Notes. Typically this is U.S. Bank Trust.

"Principal Financial Center" -- the capital city of the country issuing the specified currency of a foreign-denominated Note, except for the following: (a) United States dollars, the City of New York; (b) Australian dollars, the cities of Sydney and Melbourne; (c) Canadian dollars, the city of Toronto; (d) Deutsche marks, the city of Frankfurt; (e) Dutch gilders, the city of Amsterdam; (f) South African rand, the city of Johannesburg; and (g) Swiss franc, the city of Zurich.

If a LIBOR Note is denominated in Portuguese escudos, Principal Financial Center shall be London.

"Record Date" -- the date on which a noteholder must own the Note in order to receive an interest payment on the next Interest Payment Date, usually the fifteenth day (whether or not a

Business Day or a London Business Day) prior to that Interest Payment Date.

"Reset Date" -- the date on which an interest rate is set and a Note begins to earn interest for the next Interest Period. The Reset Dates will be:

- in the case of Floating Rate Notes that reset daily, each Business Day;

- in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;

- in the case of Treasury Rate Notes that reset weekly, Tuesday of each week;

- in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month;

- in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

- in the case of Floating Rates Notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the pricing supplement; and

- in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the pricing supplement.

If a Reset Date for any Floating Rate Note is not a Business Day (or, in the case of a LIBOR Note, a day that is not a London Business Day), that Reset Date will be postponed to the next Business Day or London Business Day, as the case may be, (except that, in the case of a LIBOR Note, if that London Business Day is in the following calendar month, that Reset Date will be the preceding London Business Day). If a Treasury bill auction (as described in the definition of "Interest Determination Date") will be held on any day that could otherwise be a Reset Date for a Treasury Rate Note, then that Reset Date will instead be the Business Day immediately following that auction date.

"Reuters Screen USPRIME 1 Page" -- the display designated as Page "USPRIME 1" on the Reuters Monitor Money Rates Service (or any other page that replaces that page on that service for the purpose of displaying prime rates or base lending rates of major Unites States banks).

"Senior Indebtedness" -- principal of, premium, if any, and interest on (a) all indebtedness of J.P. Morgan for money borrowed, whether outstanding on this date or hereafter created, assumed or incurred, except for (1) indebtedness issued under the Subordinated Indenture; (2) Antecedent Subordinated Indebtedness of J.P. Morgan; and (3) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Subordinated Notes or to rank pari passu with the Subordinated Debt Securities including without limitation the junior subordinated obligations in respect of capital securities, and (b) any deferrals, renewals or extensions of any such Senior Indebtedness.

"Spread" -- the constant amount, if any, to be added to or subtracted from the Floating Rate specified in the pricing supplement throughout the term of the Note.

"Spread Multiplier" -- the percentage by which the Floating Rate specified in the pricing supplement is to be multiplied throughout the term of the Note.

PROSPECTUS

J.P. MORGAN & CO. INCORPORATED
60 WALL STREET
NEW YORK, NY 10260-0060
(1-212) 483-2323

                                DEBT SECURITIES
                             SERIES PREFERRED STOCK
                               DEPOSITARY SHARES
                        WARRANTS TO PURCHASE SECURITIES
                               UNIVERSAL WARRANTS

   We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

  These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

   THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS
ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  This prospectus is dated September 17, 1999.

                             ABOUT THIS PROSPECTUS
     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT THAT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UTILIZING A "SHELF" REGISTRATION PROCESS. UNDER THIS SHELF PROCESS, WE MAY, FROM TIME TO TIME OVER APPROXIMATELY THE NEXT TWO YEARS, SELL ANY COMBINATION OF THE SECURITIES DESCRIBED IN THE PROSPECTUS IN ONE OR MORE OFFERINGS UP TO A TOTAL DOLLAR AMOUNT OF $10,251,491,123 OR THE EQUIVALENT OF THIS AMOUNT IN FOREIGN CURRENCIES OR FOREIGN CURRENCY UNITS.

     THIS PROSPECTUS PROVIDES YOU WITH A GENERAL DESCRIPTION OF THE SECURITIES WE MAY OFFER. EACH TIME WE SELL SECURITIES, WE WILL PROVIDE A PROSPECTUS SUPPLEMENT THAT WILL CONTAIN SPECIFIC INFORMATION ABOUT THE TERMS OF THE OFFERING. THE PROSPECTUS SUPPLEMENT MAY ALSO ADD, UPDATE OR CHANGE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU SHOULD READ BOTH THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT TOGETHER WITH ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION ABOUT J.P. MORGAN & CO. INCORPORATED" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT INCLUDING THE INFORMATION INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT OFFERING THE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THE PROSPECTUS, ANY SUPPLEMENT TO THIS PROSPECTUS, OR ANY INCORPORATED DOCUMENT IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THAT DOCUMENT.

                      WHERE YOU CAN FIND MORE INFORMATION
                      ABOUT J.P. MORGAN & CO. INCORPORATED

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http:/www.sec.gov. You can find information we have filed with the SEC by reference to file number 1-5885. In addition, you may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by directing you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC after the date of this prospectus will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     (a) our Annual Report on Form 10-K for the year ended December 31, 1998;

     (b) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

     (c) our Reports on Form 8-K dated January 19, 1999, April 14, 1999, July 19, 1999, September 1, 1999 and September 8, 1999.

You may request, at no cost to you, a copy of these documents (other than exhibits to such documents) by writing or telephoning us at: Office of the Secretary, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, New York 10260-0060 (Telephone: (212) 648-3380).

                         J.P. MORGAN & CO. INCORPORATED

J.P. Morgan & Co. Incorporated ("J.P. Morgan", "Morgan", "the Company", "we", or "us"), whose origins date to a merchant banking firm founded in London in 1838, is the holding company for subsidiaries engaged globally in providing a wide range of financial services to corporations, governments, financial institutions, institutional investors, professional firms, privately held companies, nonprofit organizations, and financially sophisticated individuals. Our activities are summarized in eight segments and grouped into three sectors as follows:

GLOBAL FINANCE SECTOR

Our Global Finance sector comprises the highly integrated advisory, capital raising, and market making activities we undertake for clients worldwide. This sector comprises the following segments: Investment Banking, Equities, Interest Rate and Foreign Exchange Markets, Credit Markets, and Credit Portfolio.

The Investment Banking segment includes corporate and institutional client relationship management, which is conducted through our global network of client bankers. Bankers coordinate marketing and origination activities for our full range of products. This segment includes revenues from advisory services; in partnership with clients, our advisory professionals analyze and implement strategic alternatives including mergers, acquisitions, privatizations, and changes in clients' capital structure.

Our Equities activities comprise underwriting, market making, research, equity derivatives, and American depositary receipt (ADR) services. We help clients execute their strategies by raising equity capital in the public and private markets and structure derivative transactions to provide hedges or enhanced returns. As a market maker, we act as both principal and agent to facilitate clients' transactions in exchange-listed and over-the-counter securities. Equity research supports both underwriting and market making.

The Interest Rate Markets/Foreign Exchange segment encompasses market making and risk management activities across interest rate markets, as well as foreign exchange spot, short-term interest rate instruments, and currency derivatives sales and trading. Within interest rate markets, J.P. Morgan acts as a dealer and market maker in all the G-10 government bond markets, in the U.S. government agency and municipal bond markets, as well as in the local currency government bond markets of various Eastern European and Asian countries. Also within this segment J.P. Morgan makes markets in swaps and other interest rate derivatives and provides futures and options brokerage to help clients manage their long-term exposures to interest rates and currencies.

Credit Markets provides underwriting, market making, and research related to investment-grade, high-yield, and hard-currency emerging market debt securities. We also act as a dealer and market maker in the currencies and local currency government securities of Latin American countries. In addition, this segment includes global loan syndications, structured finance, and credit derivatives activities.

Credit Portfolio includes results from managing our principal extensions of credit, including loans, commitments to lend, standby letters of credit, and guarantees. In addition, this segment is responsible for managing our credit risk arising from both traditional credit activities and derivatives trading activities. As part of this responsibility, Credit Portfolio is compensated by other business segments, and its revenues are reduced by an estimate of our portfolio's potential credit loss and any costs associated with hedging our credit risk.

ASSET MANAGEMENT AND SERVICING SECTOR

J.P. Morgan's Asset Management and Servicing sector provides: global asset management for pension plans, governments, endowments, and foundations; integrated financial services for high-net-worth individuals; with American Century, fully bundled services for defined contribution pension plans; and mutual fund distribution to intermediaries. This sector also operates, under contract, the Euroclear System, the world's largest clearance and settlement system for internationally traded securities. We provide credit and deposit services to Euroclear participants.

The Asset Management and Servicing sector provides portfolio management across asset classes and markets to institutional and individual investors in both discretionary account and mutual fund form. Portfolio management is supported by dedicated global research capabilities.

J.P. Morgan also offers high-net-worth clients an advice-based, integrated array of financial services that include tax-advantaged asset structures; a wide range of investment options, including managed portfolios and brokerage; and credit and liquidity services. These capabilities form the foundation for selective expansion into the growing market for personal financial services.

In January 1998 we completed the purchase of a 45% economic interest in American Century Companies, the fifth-largest U.S. no-load direct distribution mutual fund company. With this investment J.P. Morgan has gained scale and expertise in the technology and operations for distributing and servicing mutual funds, as well as complementary investment capabilities that broaden its product offerings significantly. With American Century, we are jointly pursuing the growing retirement market, distribution of mutual funds to third parties such as financial advisors, and other opportunities in integrated personal financial services.

Building on the firm's leadership in pension asset management, J.P. Morgan continues to expand its global channels for gathering assets. In Japan we entered into a joint venture with Dai-Ichi Kangyo Bank to offer investment trusts (mutual funds) to Japanese clients. In France we entered into an agreement with Banques Populaires to offer international mutual funds through its branch network. We also broadened its product offerings with a full range of real estate investment and private equity capabilities.

PROPRIETARY INVESTMENTS SECTOR

Our Proprietary Investments sector complements the firm's client-focused activities. It represents a diversified set of risk-taking activities ranging from short-term trading risk to multiyear equity investment risk. Within Proprietary Investments are the Equity Investments and Proprietary Investing and Trading segments.

Equity Investments invests our capital in private equity investments worldwide, seeking significant capital appreciation. Professionals in the group actively leverage our global network and client relationships. This interaction generates unique investment opportunities. We invest in private equity and equity-related securities in leveraged and unleveraged acquisitions, privatizations, recapitalizations, rapidly growing companies, expansion financings, turnaround situations, and other special equity situations. On average, we hold investments three to five years and typically exit through a public offering of securities or a sale of the company.

J.P. Morgan's Proprietary Investing and Trading segment takes market and credit risk positions for our own account. In addition to the activities of our dedicated proprietary positioning group, this segment also includes the following separately managed investments: a credit investment securities portfolio, and our investment in Long-Term Capital Management, L.P. Experienced market professionals across several segments manage these investments, employing many currencies and types of instruments, including fixed income securities, foreign exchange, equity securities, commodity products, and related derivatives. Positions may be held for various lengths of time, depending on the strategy and actual market performance. Longer-term investments are made in government, mortgage-backed, and corporate debt securities. This segment also manages our liquidity and capital profile to ensure that we have access to funding at a reasonable cost, under all market conditions, to support all our business activities.

REGULATION

J.P. Morgan is subject to regulation under the Bank Holding Company Act of 1956 (the "Bank Act"). Under the Bank Act, we are required to file reports with the Board of Governors of the Federal Reserve System (the "Board"). We are also subject to examination by the Board. The Bank Act prevents us and our subsidiaries from engaging in activities not related to banking, and limits the amount of securities we can acquire of a company engaging in nonbanking activities. An exception may be made if the Board determines that the company's activities are closely related to banking. Federal law and Board interpretations limit the extent to which we can engage in certain aspects of the securities business. The Glass-Steagall Act prohibits bank affiliates that are members of the Federal Reserve System -- including J.P. Morgan Securities Inc. ("JPMSI"), a "Section 20" subsidiary, -- from being engaged principally in bank-ineligible underwriting and dealing activities (mainly corporate debt and equity securities). This prohibition restricts JPMSI's gross revenues from these activities to a maximum of 25% of total gross revenues.

Our largest subsidiary, Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), is a member of the Federal Reserve System and a member of the Federal Deposit Insurance Corporation ("FDIC"). Its business is subject to both U.S. federal and state law. It is examined and regulated by U.S. federal and state banking authorities. J.P. Morgan and its nonbank subsidiaries are affiliates of Morgan Guaranty within the meaning of the applicable federal statutes. Morgan Guaranty is subject to restrictions on loans and extensions of credit to J.P. Morgan and certain other affiliates. It is also restricted on some other types of transactions with us, or involving our securities.

AMONG OTHER WHOLLY OWNED SUBSIDIARIES

JPMSI is a broker-dealer registered with and subject to regulation by the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, the New York Stock Exchange, and other exchanges.

J.P. Morgan Futures Inc. is subject to regulation by the Commodity Futures Trading Commission, the National Futures Association, and the commodity exchanges and clearinghouses of which it is a member.

J.P. Morgan Investment Management Inc. is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940, as amended.

J.P. Morgan subsidiaries conducting business in other countries are also subject to regulations and restrictions imposed by those jurisdictions, including capital requirements. As used in this prospectus, unless the context otherwise requires, the terms "J.P. Morgan", "Morgan", "the Company", "we", or "us" refer to J.P. Morgan & Co. Incorporated and its consolidated and unconsolidated subsidiaries.

                              CONSOLIDATED RATIOS

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                     SIX
                                                    MONTHS         YEAR ENDED
                                                    ENDED         DECEMBER 31,
                                                   JUNE 30,   --------------------
                                                     1999      1998    1997   1996   1995   1994
                                                   --------   ------   ----   ----   ----   ----
Excluding Interest on Deposits...................    1.47     1.16(a)  1.27   1.35   1.35   1.40
Including Interest on Deposits...................    1.35     1.12(a)  1.20   1.26   1.24   1.28

-------------------------

(a) For twelve months ended December 31, 1998, the ratio of earnings to fixed charges, excluding the fourth quarter 1998 after tax charge of $86 million ($143 million before tax) related to cost reduction programs; excluding the third quarter 1998 after tax gain of $34 million ($56 million before tax) related to the sale of the firm's investment management business in Australia; excluding the second quarter 1998 after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency service business; and excluding the first quarter 1998 after tax charge of $129 million ($215 million before tax) related to restructuring of business activities, was 1.17 excluding interest on deposits and 1.13 including interest on deposits.

  CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                     SIX
                                                    MONTHS         YEAR ENDED
                                                    ENDED         DECEMBER 31,
                                                   JUNE 30,   --------------------
                                                     1999      1998    1997   1996   1995   1994
                                                   --------   ------   ----   ----   ----   ----
Excluding Interest on Deposits...................    1.47     1.16(a)  1.26   1.34   1.34   1.39
Including Interest on Deposits...................    1.35     1.12(a)  1.20   1.25   1.23   1.27

-------------------------

(a) For twelve months ended December 31, 1998, the ratio of earnings to combined fixed charges and preferred stock dividends, excluding the fourth quarter 1998 after tax charge of $86 million ($143 million before tax) related to cost reduction programs; excluding the third quarter 1998 after tax gain of $34 million ($56 million before tax) related to the sale of the firm's investment management business in Australia; excluding the second quarter 1998 after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency service business; and excluding the first quarter 1998 after tax charge of $129 million ($215 million before tax) related to restructuring of business activities, was 1.17 excluding interest on deposits and 1.13 including interest on deposits.

                                USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include repayment of debt, investments in or extensions of credit to our subsidiaries, or redemption or repurchases of our stock. We may temporarily invest the net proceeds or use them to repay short-term debt until they are used for their stated purpose.

                   DESCRIPTION OF J.P. MORGAN DEBT SECURITIES

GENERAL

The following description of the terms of the Debt Securities contains certain general terms that may apply to the Debt Securities. The specific terms of any Debt Securities will be described in the prospectus supplement relating to those Debt Securities.

The Debt Securities will be either our senior debt securities (the "Senior Securities") or our subordinated debt securities (the "Subordinated Securities"). The Senior Securities will be issued under an Indenture dated as of August 15, 1982 and related supplemental indentures, including the First Supplemental Indenture dated as of May 5, 1986, the Second Supplemental Indenture dated as of February 27, 1996, and the Third Supplemental Indenture dated as of January 30, 1997 (together these indentures are referred to as the "Senior Indenture"), between J.P. Morgan and U.S. Bank Trust National Association ("U.S. Bank Trust"), successor to Chemical Bank, as Trustee. The Subordinated Securities will be issued under an Indenture dated as of March 1, 1993, and any related supplemental indentures (together these indentures are referred to as the "Subordinated Indenture"), between J.P. Morgan and U.S. Bank Trust, successor to Citibank, N.A., as Trustee. The Senior Indenture and the Subordinated Indenture are sometimes together referred to as the "Indentures".

The following summary of certain provisions of the Indentures is not complete. You should refer to the Indentures, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part. Section references below are to the sections or articles of the applicable Indenture. Capitalized terms have the meanings assigned to them in the applicable Indenture. Wherever we refer to particular provisions of the Indentures, such provisions are included within this prospectus and are part of the statements made and such statements are wholly qualified by such reference.

Neither Indenture limits the amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities may be issued up to the principal amount authorized by us from time to time. The Senior Securities will have the same rank in liquidation as all of our other unsecured unsubordinated debt. Payments of principal and interest on Subordinated Securities may only be made when we are current on all payment obligations on our Senior Indebtedness. In addition, under certain circumstances relating to our insolvency or a similar event, the Subordinated Securities will be entitled to payment only after the payment of claims relating to Derivative Obligations.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the Debt Securities to benefit as creditors of the Company from such distribution) is junior to creditors of that subsidiary. Claims of creditors of our subsidiaries include:

- substantial amounts for long-term debt;

- deposit liabilities;

- federal funds purchased;

- securities sold under repurchase agreements; and

- short-term borrowings.

Other restrictions may exist which could prohibit our subsidiaries from paying dividends or supplying funds to us.

The Debt Securities may be issued in one or more separate series of Senior and/or Subordinated Securities. The prospectus supplement relating to the particular series of Debt Securities being offered will specify the particular amounts, prices,

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

and terms of those Debt Securities. These terms may include:

- the title and type of Debt Securities;

- any limit on the aggregate principal amount and authorized denominations of the Debt Securities;

- the purchase price of the Debt Securities (expressed as a percentage of the principal amount thereof);

- the date or dates on which the principal of the Debt Securities will be payable;

- the interest rate or rates (including any interest rates applicable to overdue payments) on the Debt Securities, or the method for determining those rates;

- if other than U.S. dollars, the currency or currencies (including composite currencies or currency units) in which the Debt Securities may be purchased and in which payments on the Debt Securities will be made (which currencies may be different for principal, premium and interest payments);

- the dates on which any interest will be payable;

- the terms of any mandatory or optional redemption (including any sinking fund);

- any currencies, currency units, composite currencies, commodity prices, financial or non-financial indices, securities, baskets of securities, indices, baskets of indices, interest rates, swap rates, baskets of swap rates or factors, to which the principal, any premium, or interest of the Debt Securities will be indexed;

- any conversion or exchange provisions applicable to the Debt Securities;

- whether the Debt Securities will be issued in registered form without coupons, or in bearer form with coupons; and

- any other specific terms of the Debt Securities.

Payments on Debt Securities will generally be made at the office of U.S. Bank Trust; interest on Debt Securities in registered form may be made at our option by check mailed to the registered holders.

Some of the Debt Securities may be issued as original issue discount Debt Securities (the "Original Issue Discount Securities"). Original Issue Discount Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to Federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

The applicable Indenture, the Debt Securities, and the prospectus supplement tell you how and where you may exchange a Debt Security you own for Debt Securities of the same series but in smaller allowed denominations, exchange several Debt Securities of a single series you own into a single Debt Security with a larger denomination, or transfer a Debt Security you own to a new owner. Debt Securities in bearer form will normally be transferred by delivery. Although we do not charge a fee for transfers or exchanges of Debt Securities, we may require you to pay any tax or government-imposed charge on a transfer or exchange of Debt Securities. (Sections 2.8 of the Indentures.)

We will generally have no obligation to repurchase, redeem, or change the terms of Debt Securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

SUBORDINATED DEBT SECURITIES

Subordination. The Subordinated Securities will be direct, unsecured general obligations of the Company. The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness and, in certain circumstances relating to our bankruptcy or insolvency, Derivative Obligations.

The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness. Under the Subordinated Indenture, we are not permitted to pay amounts due on Subordinated Securities and holders of Subordinated Securities are not entitled to demand or receive any such payment, if:

- we have not paid or duly provided for all amounts of principal, any premium, and interest then due to the holders of all Senior Indebtedness; or

- an event has occurred which permits, or after the giving notice or the lapse of time will permit, the holders of Senior Indebtedness to accelerate the maturity of the Senior Indebted-

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

  ness. (Section 10.2 of the Subordinated Indenture.)

Upon our dissolution, winding up, liquidation or reorganization:

- the holders of Senior Indebtedness will be paid the full amounts of principal, any premium, and any interest before any payment or distribution is made on the Subordinated Securities; and

- if, after such payments on the Senior Indebtedness have been made, there are amounts available for payment on the Subordinated Securities ("Excess Proceeds") and creditors in respect of Derivative Obligations have not received their full payments, then the Excess Proceeds will first be used to pay in full of all such Derivative Obligations before any payment will be made on the Subordinated Securities. (Sections 10.3 and 10.12 of the Subordinated Indenture.)

As a result, in the event of our dissolution, winding up, liquidation, or reorganization, holders of Senior Indebtedness and Derivative Obligations may receive more, ratably, and holders of the Subordinated Securities may receive less, ratably, than the other creditors of the Company. No series of our Subordinated Securities will be subordinated to any other series of our Subordinated Securities. However, because Excess Proceeds will first be used to pay Derivative Obligations before any payment will be made on the Subordinated Securities, upon our dissolution, winding up, liquidation, or reorganization, the holders of the Subordinated Securities may receive less, ratably, than holders of our Subordinated Indebtedness issued prior to March 1, 1993. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Securities. The Subordinated Indenture does not limit the amount of Senior Indebtedness we may incur.

Senior Indebtedness means the principal of, any premium and interest on all indebtedness for money borrowed by us, whether outstanding on the date the Subordinated Indenture became effective or created, assumed or incurred after that date (including all indebtedness for money borrowed by another person that we guarantee). However, Senior Indebtedness does not include:

- Subordinated Securities issued under the Subordinated Indenture;

- Subordinated Indebtedness that was issued prior to March 1, 1993; and

- other debt of ours which is expressly stated to rank equal or junior to the Subordinated Securities in right of payment. (Section 1.1 of the Subordinated Indenture.)

Derivative Obligations means all indebtedness of the Company for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements. Derivative Obligations exclude Senior Indebtedness and obligations that are expressly stated not to have the same rank as or to be junior to the Subordinated Securities. (Section
1.1 of the Subordinated Indenture.)

Limited Right of Acceleration. There will be no right of acceleration of the payment of principal of the Subordinated Securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture. In the event of a default in the payment of principal, any premium or interest, or in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture, the Trustee may, subject to certain limitations and conditions, seek to enforce that payment or the performance of that covenant or agreement. (Sections 5.2 and 5.4 of the Subordinated Indenture.)

If a default due to certain events of bankruptcy or reorganization occurs and is continuing, either the Subordinated Trustee or the holders of at least 25% in principal amount of all Subordinated Securities then outstanding, voting as one class may declare the principal of all outstanding Subordinated Securities and any interest accrued thereon to be due and payable immediately. In the case of original issue discount Subordinated Securities, a specified portion of the principal amount may be accelerated. Subject to certain conditions the declaration may be annulled and past defaults, except for uncured payment defaults on the Subordinated Securities, may be waived by the holders of a majority in principal amount of the outstanding Subordinated Securities of all series. (Sections 5.1 and 5.10 of the Subordinated Indenture.)

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

SENIOR DEBT SECURITIES

Seniority. The Senior Securities will be our direct, unsecured general obligations. The Senior Securities will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.

Right of Acceleration. If a default in the payment of principal, any premium or interest, or any sinking fund installment, with respect to one or more series of Senior Securities occurs and is continuing, either the Senior Trustee or the holders of at least 25% in principal amount of the Senior Securities of such series then outstanding, each series voting as a separate class, may declare the principal of all outstanding Senior Securities of such series and any interest accrued thereon, to be due and payable immediately. In the case of original issue discount Senior Securities, only a specified portion of the principal amount may be accelerated. If a default in the performance of any covenant or agreement with respect to one or more series of Senior Securities occurs and is continuing, either the Senior Trustee or the holders of at least 25% in principal amount of the Senior Securities of such series then outstanding, all affected series voting as a single class, may declare the principal of all outstanding Senior Securities of such series and any interest accrued thereon, to be due and payable immediately. In the case of original issue discount Senior Securities, only a specified portion of the principal amount may be accelerated. If a default due to certain events of bankruptcy or reorganization occurs and is continuing, either the Senior Trustee or the holders of at least 25% in principal amount of all Senior Securities then outstanding, voting as one class, may declare the principal of all outstanding Senior Securities of such series and any interest accrued thereon to be due and payable immediately. In the case of original issue discount Senior Securities, only a specified portion of the principal amount may be accelerated. Subject to certain conditions such declarations may be annulled and past defaults, except for uncured payment defaults on the Senior Securities, may be waived by the holders of a majority in principal amount of the outstanding Senior Securities of the series affected. (Sections 5.1 and 5.10 of the Senior Indenture.)

EVENTS OF DEFAULT, WAIVER, DEBT SECURITIES IN FOREIGN CURRENCIES

An Event of Default with respect to a series of Debt Securities is defined in the Indentures as:

- default for 30 days in the payment of interest on any Debt Securities of that series;

- default in payment of principal of or any premium on any Debt Securities of that series when due, at maturity, upon redemption, by declaration, or otherwise;

- default in the payment of any sinking fund installment on the Debt Securities of that series;

- failure by the Company for 90 days after notice to perform any other covenants or warranties contained in the Indenture applicable to that series; and

- certain events of bankruptcy or reorganization of the Company. (Sections 5.1 of the Indentures.)

An Event of Default with respect to one series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities. Each Indenture provides that the Trustee may withhold notice to the holders of the Debt Securities of any default if the Trustee considers it in the interest of the holders of Debt Securities to do so. The Trustee may not withhold notice of a default in the payment of principal of or interest or any premium, on such Debt Securities or in the making of any sinking fund payment with respect to Debt Securities. (Sections 5.11 of the Indentures.)

The Indentures provide that the holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee. The Trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the Indentures. (Sections 5.9 of the Indentures.)The Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request or direction of the holders of Debt Securities unless the holders offer the Trustee reasonable indemnity against expenses and liabilities. (Sections 6.2(d) of the Indentures.)

The Indentures require us to file annually with the Trustee a written statement of no default, or

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

specifying any default that exists. (Sections 3.5 of the Indentures.)

Whenever either Indenture provides for an action by, or the determination of any of the rights of, or any distribution to, holders of J.P. Morgan Debt Securities, in the absence of any provision to the contrary in the form of J.P. Morgan Debt Security, any amount in respect of any Debt Security denominated in a currency or currency unit other than U.S. dollars may be treated as the amount of U.S. dollars that could reasonably be exchanged for such non-U.S. dollar amount. This amount will be calculated as of a date that we specify to the Trustee or, if we fail to specify a date, on a date that the Trustee may determine. (Section 12.11 of the Subordinated Indenture and Section 11.11 of the Senior Indenture.)

MODIFICATION OF THE INDENTURES; WAIVER OF COMPLIANCE

Each of the Indentures contains provisions permitting us and the Trustee to modify that Indenture or the rights of the holders of Debt Securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of Debt Securities affected by the modification. Each holder of an affected Debt Security must consent to a modification that would:

- change the stated maturity date of the principal of, or of any installment of principal of or interest on any Debt Security;

- reduce the principal amount of or any premium, or interest, on any Debt Security;

- change the currency or currency unit of payment of any Debt Security;

- change the method in which amounts of payments of principal or interest are determined on any Debt Security;

- reduce the portion of the principal amount of an original issue discount Debt Security payable upon acceleration of the maturity thereof;

- reduce any amount payable upon redemption of any Debt Security;

- impair the right of a holder to institute suit for the payment of or, if the Debt Securities provide, any right of repayment at the option of the holder of a Debt Security; or

- reduce the percentage of Debt Securities of any series, the consent of the holders of which is required for any modification. (Sections 8.2 and 8.6 of the Indentures.)

The Indentures also permit us and the Trustee to amend such Indenture in certain circumstances without the consent of the holders of Debt Securities to evidence our merger, the replacement of the Trustee, to effect changes which do not affect any outstanding series of Debt Security, and for certain other purposes. (Sections 8.1 of the Indentures.)

CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless either:

- we are the continuing corporation or the successor corporation is a United States corporation which expressly assumes the payment of the principal of, any premium and interest on the Debt Securities and the performance and observance of all the covenants and conditions of the Indentures binding upon us, and

- we or the successor corporation shall not, immediately after the merger or consolidation, sale or conveyance, be in default in the performance of any covenant or condition. (Articles Nine of the Indentures.)

CONCERNING THE TRUSTEE, PAYING AGENT,
REGISTRAR AND TRANSFER AGENT

Our subsidiaries and we have normal banking relationships with the Trustee, U.S. Bank Trust. U.S. Bank Trust will also be the paying agent, registrar and transfer agent for the Debt Securities.

GLOBAL DEBT SECURITIES

Any series of Debt Securities may be issued in the form of one or more global certificates (the "Global Debt Security") registered in the name of a depository or a nominee of a depository. The depository will generally be the Depository Trust Company ("DTC").

Each Global Debt Security deposited with DTC, as depository, will be registered in the name of DTC or a nominee of DTC, which will be the only holder of the Global Debt Security. Except under limited circumstances described below, Global Debt Securities are not exchangeable for definitive Debt Securities. If you wish to invest in

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

Debt Securities issued in global form, you will be able to do so only by owning a beneficial interest in the Global Debt Security through an institution that has an account with DTC or its nominee (a "participant"), or through DTC or its nominee if you are a participant.

DTC is a specialized company subject to regulation by the Federal Reserve and the SEC, and under the New York Banking Law, the New York Uniform Commercial Code, and the 1934 Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

Persons who are not participants but desire to purchase, sell, or otherwise transfer beneficial ownership of, or other beneficial interests in, Debt Securities issued in global form may do so only through participants. Because DTC can only act on behalf of participants, and on behalf of certain banks, trust companies, and other persons approved by it, the ability of an owner of a beneficial interest in Debt Securities in global form to pledge his interest to persons who do not participate in the DTC system, or otherwise to act with respect to his interest, may be limited due to the absence of physical certificates. Owners of beneficial interests in Debt Securities issued in global form may experience some delay in their receipt of payments, since those payments will be forwarded by our agent to DTC or its nominee. DTC or its nominee will then forward them to its participants, who will forward them to the ultimate beneficial owners.

Under rules governing DTC and its operations, DTC will be required to make book-entry transfers of Debt Securities among participants and to receive and transmit payments to participants. Each participant similarly is required to make book-entry transfers and receive and transmit such payments on behalf of persons holding beneficial interests in the Debt Securities through the participant.

DTC has advised us that it will take any action permitted to be taken by a holder under the relevant Indenture only at the direction of one or more participants to whose accounts the Debt Securities are credited. The Global Debt Security may be exchanged for definitive Debt Securities registered in the names of persons other than DTC or its nominee only if (i) DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a registered clearing agency (and registration is required by law) or (ii) we issue a Company Order that such Global Debt Security may be exchanged. Any Global Debt Security that may be exchanged under either of those circumstances shall be exchanged for Debt Securities registered in such names as DTC shall direct.

Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all participants of the availability through DTC of definitive Debt Securities. Upon surrender by DTC of the Global Debt Security representing the Debt Securities and instructions for registration, the Trustee will reissue the Debt Securities as definitive securities, and thereafter the Trustee will recognize the holders of such definitive securities as the registered holders of the Debt Securities entitled to the benefits of the applicable Indenture.

Neither DTC nor its nominee may transfer the Global Debt Security except as a whole, and then only to DTC, a nominee of DTC or to a successor Depository appointed by us. DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Debt Security unless such beneficial interest is an amount equal to an authorized denomination for the Debt Securities.

GOVERNING LAW AND JUDGMENTS

The Debt Securities will be governed by and interpreted under the laws of the State of New York. In an action involving Debt Securities denominated in a currency other than U.S. dollars, it is likely that any judgment granted by a U.S. court would be made only in U.S. dollars. However, a New York court should enter a judgment in the denominated currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

                     DESCRIPTION OF SERIES PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock without par value (the "Series Preferred Stock"), from time to time in one or more series, without stockholder action.

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

Our Board of Directors will determine the number of shares of each series, and the rights, preferences, and limitations of each series. All shares of Series Preferred Stock, regardless of series, constitute a single class. See "Description of Capital Stock". The following description of the terms of the Series Preferred Stock sets forth certain general terms that may apply to the Series Preferred Stock. The specific terms of any series of Series Preferred Stock will be described in the prospectus supplement relating to that series. Those terms will generally include:

- the number of shares in the series;

- the dividend rate or the method of calculation of the dividend, and whether dividends are cumulative;

- whether or not the shares of the series will be redeemable and the applicable terms;

- the terms and amount of any sinking fund;

- whether or not the shares of the series are convertible or exchangeable for cash, shares of any other series, or other securities and the applicable terms;

- the amount per share payable upon our liquidation;

- any voting rights;

- any restrictions on the issue or reissue of additional preferred stock of the same or higher rank in liquidation or as to dividends; and

- other rights and privileges, and limitations on those rights or privileges.

In the event we liquidate, dissolve, or wind-up our business, each series of Series Preferred Stock will generally have the same rank as to dividends and distributions as our currently outstanding Series Preferred Stock and each other series of Series Preferred Stock we may issue in the future.

Since we are a holding company, our right to participate as a shareholder in any distribution of assets of any of our subsidiaries upon its liquidation or reorganization or otherwise (and thus the ability of our creditors and stockholders to benefit from such distribution) is junior to creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary are recognized.

The following summary of the principal provisions of the Series Preferred Stock is not complete. You should refer to the prospectus supplement and the Certificate of Designation creating the series of Series Preferred Stock for a more complete description.

DIVIDEND RIGHTS

Holders of the Series Preferred Stock will be entitled to receive, when, as and if declared by the Board, cash dividends at the rates and on the quarterly dates stated in the prospectus supplement (each, a "Dividend Payment Date"). Dividend rates may be fixed or variable. Different series of the Series Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on record dates determined by our Board.

Dividends payable on the Series Preferred Stock for a period that is less than a full quarter will be determined on the basis of the actual number of days elapsed over a 360-day year. Dividends payable for a period of a full calendar quarter will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends shall be payable from, and shall be cumulative from, the date of original issue of each share. Thus, if in any quarter dividends at the rate set forth in the prospectus supplement have not been paid, for such quarter and all preceding quarters, then the full deficiency must be paid without interest on the deficiency, before any dividends may be declared or paid on our Common Stock. This cutting-off of dividends on Common Stock, and any voting rights set forth in the prospectus supplement relating to a series of Series Preferred Stock will be the only consequences of the failure to pay dividends on the Series Preferred Stock. After payment in full of all dividend arrearages on the Series Preferred Stock, dividends on the Common Stock may be declared and paid as our Board may determine.

OPTIONAL REDEMPTION

We may, at our option redeem one or more series of the Series Preferred Stock in whole or in part. At least 30 and not more than 60 days notice will be required. The redemption provisions that apply to a series of Series Preferred Stock, including the redemption dates and the redemption prices for that series will be detailed in the prospectus supplement.

We must obtain any required approval of the appropriate bank regulatory authorities before we exercise our option to redeem any Series Preferred Stock. Presently, approval by the Federal Reserve Board is required.

If less than all the outstanding shares of a series of the Series Preferred Stock are to be redeemed, the Board will determine the method for selecting the shares to be redeemed. Shares may be selected by lot, on a pro rata basis or by any other method determined to be fair. From and after the redemption date, dividends will not accrue on the shares of Series Preferred Stock called for redemption. Holders will have no rights other than the right to receive the redemption price.

Shares of Series Preferred Stock that we redeem or otherwise acquire may be restored to the status of authorized but unissued shares of Series Preferred Stock.

CONVERSION OR EXCHANGE

The prospectus supplement will state any terms on which shares of the Series Preferred Stock are convertible into cash, shares of Common Stock, shares of another series of Series Preferred Stock, or other securities.

VOTING RIGHTS

Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the Series Preferred Stock will not be entitled to vote. In the event we issue full shares of any series of Series Preferred Stock, each share will be entitled to one vote on matters on which holders of that series are entitled to vote. However, as more fully described under "Depositary Shares" below, if we issue Depositary Shares representing a fraction of a share of a series of Series Preferred Stock, each Depositary Share will, in effect, be entitled to that fraction of a vote rather than a full vote.

If, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends, whether or not consecutive, payable on any series of Series Preferred Stock are in default, the number of directors on our Board will be increased by two. The holders of record of all outstanding series of Series Preferred Stock, voting as a single class, will be entitled to elect those two additional directors until all dividends in default have been paid.

The approval of at least two-thirds of the outstanding shares of Series Preferred Stock will normally be required to change the provisions of the Series Preferred Stock in a way that is adverse to the holders. If a change will not adversely affect all series of outstanding Series Preferred Stock, then the change need only be approved by those holders of at least two-thirds of the shares of the series adversely affected. No vote will be necessary to make any change if we provide for the redemption or retirement of all outstanding Series Preferred Stock.

No vote of holders of Series Preferred Stock will be necessary to authorize an increase in the amount of the authorized Series Preferred Stock or the creation and issuance of other series of Series Preferred Stock. Holders of all series of Series Preferred Stock which are entitled to vote will vote as a single class, except as specifically provided otherwise.

Under regulations adopted by the Federal Reserve Board, if the holders of a series of Series Preferred Stock become entitled to vote for the election of directors because dividends on such series are in arrears, such series may be a "class of voting securities" and a holder of 25% or more of such series, or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Company, may then be subject to regulation as a bank holding company. In addition, at any time:

- a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of any series of Series Preferred Stock; and

- a person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire 10% or more of such series of Series Preferred Stock.

LIQUIDATION RIGHTS

If we liquidate, dissolve, or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of Series Preferred Stock will be entitled to receive liquidating distributions in the amount stated in the prospectus supplement relating to each series of Series Preferred Stock before any distribution of assets is made to holders of Common Stock. If there are insufficient assets to

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

make the full liquidating payment on a series of Series Preferred Stock and any other stock having the same rank, including outstanding shares of other series of Series Preferred Stock, then holders of those series shall share ratably in accordance with the respective amounts which would be payable on all stock having the same rank if all such liquidating amounts were paid in full. After the holders of each series of Series Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither a sale of all or substantially all of our property or business, nor our consolidation or merger with any other company will be considered a liquidation, dissolution or winding up of our business or affairs.

MISCELLANEOUS

First Chicago Trust Company, a division of EquiServe, will serve as transfer agent, dividend disbursing agent and registrar for the Series Preferred Stock. The holders of any series of Series Preferred Stock will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of the Company. When issued, each series of the Series Preferred Stock will be fully paid and nonassessable. The Certificate of Designation for a series of Series Preferred Stock will become effective after the date of the prospectus supplement, but on or before issuance of such series of Series Preferred Stock.

DEPOSITARY SHARES

General. We may offer fractional shares of Series Preferred Stock rather than full shares. If we do, we will issue to the public receipts for Depositary Shares, and each of those Depositary Shares will represent a fraction to be set forth in the prospectus supplement of a share of a particular series of Series Preferred Stock.

The shares of any series of Series Preferred Stock underlying the Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between us and a bank or trust company selected by us (the "Depositary"). The Depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Under the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Series Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Series Preferred Stock underlying that Depositary Share. Those rights include dividend, voting, redemption, and liquidation rights.

The Deposit Agreement provides that a holder will receive a receipt for Depositary Shares ("Depositary Receipts"). Depositary Receipts will be issued to those persons who purchase the fractional shares of the particular series of Series Preferred Stock underlying the Depositary Shares, in accordance with the terms of the offering. Copies of the forms of the Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement. The following summary of the Deposit Agreement, the Depositary Shares, and the Depositary Receipt is not complete. You should refer to the forms of the Deposit Agreement and Depositary Receipt that are filed as exhibits to the Registration Statement.

The Depositary may, at our written order, issue temporary Depositary Receipts substantially identical to the definitive Depositary Receipts but not in definitive form, while the definitive engraved Deposit Receipts are being prepared. The temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at our expense.

Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received on the Series Preferred Stock to the record holders of Depositary Shares relating to that Series Preferred Stock in proportion to the number of such Depositary Shares owned by those holders.

If there is a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares that are entitled to receive the distribution, unless the Depositary determines that it is not feasible to make the distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from such sale to the holders.

Redemption of Depositary Shares. If a series of Series Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of that series of Series Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the Series Preferred Stock. Whenever we redeem shares of Series Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of the Series Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

Voting the Series Preferred Stock. Upon receipt of notice of any meeting at which the holders of Series Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Shares relating to the Series Preferred Stock. Each record holder of those Depositary Shares on the record date, which will be the same date as the record date for the Series Preferred Stock, will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Series Preferred Stock represented by that holder's Depositary Shares. The Depositary will try, as far as practicable, to vote the number of shares of the Series Preferred Stock underlying those Depositary Shares in accordance with such instructions, and we will agree to take all action requested deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote shares of the Series Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Series Preferred Stock.

Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between the Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by us or the Depositary only if:

- all outstanding Depositary Shares have been redeemed; or

- there has been a final distribution in respect of the Series Preferred Stock in connection with any liquidation, dissolution or winding up of the Company, and such distribution has been distributed to the holders of Depositary Receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the Depositary in connection with the initial deposit of the Series Preferred Stock and any redemption of the Series Preferred Stock. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the Deposit Agreement to be for their accounts.

Resignation and Removal of Depositary. The Depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the Depositary at any time. Any resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of its appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous. The Depositary will forward to holders of Depositary Receipts all reports and communications from us that we deliver to the Depositary and we are required to furnish to the holders of the Series Preferred Stock.

Neither the Depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the Deposit Agreement. Our obligations and those of the Depositary under the Deposit Agreement will be limited to the performance in good faith of our respective duties under the Deposit Agreement. Neither the Depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Series Preferred Stock unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Series Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent, and on documents believed to be genuine.

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

                       DESCRIPTION OF SECURITIES WARRANTS

We may issue Securities Warrants for the purchase of Debt Securities, Series Preferred Stock, or Depositary Shares. The Securities Warrants are to be issued under warrant agreements (each a "Securities Warrant Agreement") to be entered into between us and Morgan Guaranty, as warrant agent (the "Warrant Agent"), all as set forth in the prospectus supplement relating to the particular issue of Securities Warrants (the "Offered Warrants"). A copy of each of the Debt Warrant Agreement, including the form of warrant certificate (the "Debt Warrant Certificate") representing the Debt Warrants, and the Preferred Stock Warrant Agreement, including the form of preferred stock warrant certificate (the "Preferred Stock Warrant Certificate") representing the Preferred Stock Warrants, each substantially in the form in which it will be executed, is filed as an exhibit to the Registration Statement. The following brief summary of the Warrant Agreements and the Warrant Certificates is not complete. You should refer to the Warrant Agreements filed with the Registration Statement.

The prospectus supplement for a series of Securities Warrants describes:

- the principal amount of Debt Securities or the number of shares of Series Preferred Stock or Depositary Shares that a holder is entitled to purchase;

- the exercise price or method of determining the exercise price;

- whether the exercise price is subject to adjustment upon the occurrence of certain events;

- the expiration date; and

- the place or places where, and the manner in which, Securities Warrants may be exercised.

Offered Securities Warrants may be exercised at any time up to the close of business on the expiration date. After the close of business on the expiration date, unexercised Securities Warrants will become void.

Prior to the exercise of any Securities Warrants to purchase Debt Securities, Series Preferred Stock or Depositary Shares, holders of the Securities Warrants will not have any rights of holders of the Debt Securities, Series Preferred Stock, or Depositary Shares, as the case may be, purchasable upon such exercise. Specifically Securities Warrants for the purchase of Debt Securities shall have the right to receive payments of principal of, any premium, or interest on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture. No holder of Securities Warrants for the purchase of Series Preferred Stock or Depositary Shares shall have the right to receive payments of dividends on the Series Preferred Stock or Depositary Shares purchasable upon such exercise or to exercise any applicable right to vote.

                       DESCRIPTION OF UNIVERSAL WARRANTS

The following description of the terms of the Universal Warrants sets forth certain general terms and provisions of the Universal Warrants that we may offer. The particular terms of the Universal Warrants and the extent, if any, to which the general provisions described below do not apply to the Universal Warrants offered will be described in the prospectus supplement.

Universal Warrants will be issued under a warrant agreement (a "Universal Warrant Agreement") between Morgan Guaranty, as warrant agent, (the "Universal Warrant Agent") and us, as described in the prospectus supplement. A copy of the form of Universal Warrant Agreement, including the form of Universal Warrant certificate (the "Universal Warrant Certificate"), substantially in the form in which it will be executed, will be filed as an exhibit to the Registration Statement. The following summary of the principal provisions of the Universal Warrants and the Universal Warrant Agreement is not complete. You should refer to the Universal Warrant Agreement and the Universal Warrant Certificate relating to the Universal Warrants being offered for the complete terms of those Universal Warrants.

We may issue Universal Warrants:

- to purchase or sell securities of any entity not affiliated with us, securities based on the performance of such entity, securities based on the performance of such entity but excluding the performance of a particular subsidiary or subsidiaries of such entity, a basket of securities, an index or indices of securities, a basket of indices, or any combination of the above;

- to purchase or sell currencies or currency units or composite currencies;

- to purchase or sell commodities; or

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

- entitling the holders thereof to receive an amount in cash determined by reference to increases or decreases in the yield or closing price of one or more debt instruments, interest rates, interest swap rates, or other rates; or any combination of the above.

We may satisfy our obligations under Universal Warrants by delivering the underlying securities, currencies or commodities (if applicable) or the cash value of the Universal Warrant, as set forth in the applicable prospectus supplement.

You should be aware of special United States Federal income tax considerations applicable to instruments such as the Universal Warrants. The prospectus supplement relating to each issue of Universal Warrants will describe special tax considerations.

Universal Warrants will be issued in the form of a single global Universal Warrant Certificate, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Universal Warrants. A holder's ownership of a Universal Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the holder's account. In turn, the total number of Universal Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of that brokerage firm or its agent. Transfer of ownership of any Universal Warrant will be effected only through the selling holder's brokerage firm.

Listing on a national securities exchange, subject only to official notice of issuance and exchange approval, may be a condition of sale to some series of the Universal Warrants. If we seek listing, there can be no assurance that the exchange will grant approval. In the event that the Universal Warrants are delisted from, or permanently suspended from trading on, an exchange, the expiration date for such Universal Warrants will be the date such delisting or trading suspension becomes effective and Universal Warrants not previously exercised will be deemed automatically exercised on such date. The applicable Universal Warrant agreement will contain a covenant from us that we will not seek delisting of or suspension of trading in the Universal Warrants, on the exchange unless we have, at the same time, arranged for listing on another national securities exchange.

Universal Warrants involve a high degree of risk, including the risk of expiring worthless. Prospective purchasers should be prepared to sustain a loss of some or all of the purchase price of their Universal Warrants. You should be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the Universal Warrants in light of your particular financial circumstances, the information set forth under "Description of Universal Warrants" in this prospectus and the risk factors and information regarding the Universal Warrants set forth in the prospectus supplement relating to such Universal Warrants.

                          DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 500,000,000 shares of our Common Stock, $2.50 par value, and 10,000,000 shares of our Series Preferred Stock, no par value. At June 30, 1999, we had outstanding:

- 175,949,606 shares of Common Stock;

- 2,444,300 shares of Series A Adjustable Rate Cumulative Preferred Stock;

- 50,000 shares of each of Series B, C, D, E, and F Variable Cumulative Preferred Stock; and

- 400,000 shares of Series H Fixed Cumulative Preferred Stock.

The following brief summary is not complete. You should refer to the provisions of our Restated Certificate of Incorporation and the Certificates of Designation creating the outstanding series of Series Preferred Stock for a more complete description.

COMMON STOCK

General. Subject to the rights of holders of the Series Preferred Stock, holders of our Common Stock are entitled to receive dividends, when, as, and if declared by the Board out of funds legally available for their payment. If we liquidate, dissolve, or wind-up our affairs, either voluntarily or involuntarily, the holders of Common Stock will be entitled to receive pro rata all of our assets remaining after we have paid all of our creditors and have made the required liquidating distributions to holders of the Series Preferred Stock.

Federal banking laws limit the amount of dividends that Morgan Guaranty Trust Company of

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

New York, our bank subsidiary, can declare. The greatest restriction requires approval of the Board of Governors of the Federal Reserve System (the "Governors") if dividends declared exceed the net profits for the most recent three years. At December 31, 1998, approximately $502 million is available for distribution as dividends by the bank in 1999 without approval of the Governors. In addition, if the Governors determine that the bank's payment of dividends would be an unsafe or unsound practice, they may prohibit the bank from doing so.

Voting Rights. Each holder of Common Stock is entitled to one vote per share. Subject to the voting rights of the holders of the Series Preferred Stock, all voting rights are vested in the holders of shares of our Common Stock.

Preemptive Rights. Holders of our Common Stock do not have any preemptive rights to subscribe to any additional securities that we may issue.

SERIES PREFERRED STOCK

The Series Preferred Stock has been described above under the caption "Description of Series Preferred Stock." The following summaries describe the Series Preferred Stock that we have issued in the past and are currently outstanding.

Adjustable Rate Cumulative Preferred Stock, Series A. In March 1983, we issued 2,500,000 shares of Adjustable Rate Cumulative Preferred Stock, Series A (the "Series A Preferred Stock"). Currently 2,444,300 shares are outstanding. Dividends on the Series A Preferred Stock are cumulative. If we have not paid six full quarterly dividends on the Series A Preferred Stock, then the number of directors on our Board will be increased by two and the holders of the Series A Preferred Stock, voting together as a single class with holders of shares of any other Series Preferred Stock with the same rights, will be entitled to elect two additional directors until all unpaid dividends are paid. Each share of the Series A Preferred Stock will be entitled to 1/10 of one vote. If we liquidate or dissolve the Company, the holders of shares of Series A Preferred Stock are entitled to receive a distribution of $100 per share, plus accrued and unpaid dividends to the date of final distribution. Dividends on the Series A Preferred Stock are established quarterly by a formula based on the interest rates of certain actively traded U.S. Treasury obligations, subject to a minimum rate of 5.00% and a maximum rate of 11.50% per annum. Since February 29, 1988, shares of Series A Preferred Stock have been redeemable at our option, in whole or in part, at $100 per share, plus any unpaid dividends thereon to the redemption date.

Variable Cumulative Preferred Stock, Series B, C, D, E, and F. In January 1990, we issued $250 million, or 250,000 shares, of Variable Cumulative Preferred Stock, Series B, C, D, E and F (the "Variable Cumulative Preferred Stock"). Each of the five series is composed of 50,000 shares and is identical except that the dividend rates and payment dates vary and separate auctions are held by each series. These issues were priced at $1,000 per share and have contingent voting rights similar to the Series A Preferred Stock discussed above. If we liquidate or dissolve the Company, the holders of shares of Variable Cumulative Preferred Stock are entitled to receive a distribution of $1,000 per share, plus accrued and unpaid dividends. Dividends on each series of Variable Cumulative Preferred Stock are cumulative and are payable generally every 49 days, subject to certain conditions. The dividend rates are determined either by an auction conducted on each series on the business day before a new dividend period or by a remarketing. The rate for any dividend period is subject to a maximum rate based upon the "AA" Composite Commercial Paper Rate and the credit ratings of the Variable Cumulative Preferred Stock on the auction date. Except under certain circumstances, shares of each series of Variable Cumulative Preferred Stock are redeemable, at our option, in whole or in part (in units of 100 shares), at $1,000 per share plus accrued and unpaid dividends.

Fixed Cumulative Preferred Stock, Series H. In February 1996, we issued $200 million, or 400,000 shares, of 6 5/8% Cumulative Preferred Stock, Series H (the "Series H Preferred Stock"). Each share of the Series H Preferred Stock has a stated value of $500. Dividends on this Series H Preferred Stock are cumulative at a rate of 6 5/8% per annum on the stated value of the shares. Dividends are payable generally on March 31, June 30, September 30, and December 31 of each year. We may not redeem shares of this Series H Preferred Stock before March 31, 2006. After that, we may, at our option (with the approval of bank regulators, if required), redeem the Series H
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

Preferred Stock, in whole or in part, at $500 per share plus accrued and unpaid dividends.

                              PLAN OF DISTRIBUTION

We may sell the Debt Securities, Series Preferred Stock, Depositary Shares, Securities Warrants, or Universal Warrants:

- through agents;

- through underwriters;

- through dealers; and

- directly to purchasers, any of whom may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

If we offer and sell Securities through an agent, that agent will be named, and any commissions payable to that agent by us, will be set forth in the prospectus supplement. Any agent will be acting on a best efforts basis for the period of its appointment which will usually be five business days or less. An agent may be deemed to be an underwriter under the federal securities laws.

If underwriters are used in the sale of the Securities, we will sign an underwriting agreement with them. The underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the Securities if any are purchased. Underwriters will buy the Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. The name of the managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement. The underwriters named in the prospectus supplement will be the only underwriters for the Securities offered by that prospectus supplement.

If a dealer is utilized in the sale of Securities, we will sell those Securities to the dealer, as principal. The dealer may resell those Securities to the public at varying prices to be determined by the dealer at the time of resale. A dealer may be deemed to be an underwriter of those Securities under the securities laws. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

We may agree to indemnify agents, underwriters, or dealers against certain liabilities, including liabilities under the securities laws, or to contribute to payments that agents, underwriters, or dealers may be required to make.

We may directly solicit offers to purchase Securities, and we may sell Securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the securities laws. The terms of any such sales will be described in the prospectus supplement.

We may authorize agents, underwriters, and dealers to solicit offers by certain institutions to purchase Securities pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on a future date and on terms described in the prospectus supplement. Institutions with whom Contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be institutions which we have approved. These contracts will be subject only to the conditions that:

- the underwriters purchase the Securities at the time of the Contract; and

- the purchase is not prohibited under the laws of any jurisdiction in the United States to which the purchase is subject.

We will pay a commission, as indicated in the prospectus supplement, to agents and dealers soliciting purchases of Securities pursuant to Contracts that we have accepted.

This prospectus and related prospectus supplement may be used by direct or indirect wholly-owned subsidiaries of ours in connection with offers and sales related to secondary market transactions in the Securities. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

The offer and sale of the Securities by an affiliate of ours will comply with the requirements of Rule 2720 of the Rules of Conduct of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting of securi-ties of an affiliate and will comply with any restrictions imposed on the underwriter by the Governors. Accordingly, an affiliate of ours that is a member of the NASD may participate in a public offering and sale of our Debt Securities, Series Preferred Stock, or Depositary Shares if the offering is of a class of securities rated investment grade by a nationally recognized statistical rating organization. In addition, an affiliate of ours that is a member of the NASD may participate in any public offering and sale of the Securities, including without limitation Securities Warrants and Universal Warrants, if the price at which an equity issue is distributed to the public is no higher or the yield at which a debt issue is distributed to the public is no lower than that recommended by a "qualified independent underwriter" (determined to be so qualified by the NASD prior to commencement of such offering), in each case in compliance with the Conduct Rules of the NASD.

No NASD member participating in offers and sales of the Securities will execute a transaction in the Securities in a discretionary account without the prior written specific approval of the member's customer.

                                    EXPERTS

The audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 1998, (included in our Annual Report to Stockholders) are incorporated by reference in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

The validity of the Securities will be passed upon by Gene A. Capello, Vice President and Assistant General Counsel of J.P. Morgan, and by Cravath, Swaine & Moore, New York, New York, counsel for any underwriters, selling agents and certain other purchasers.

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